Dean Capital Management, LLC

CODE OF ETHICS

January 22, 2019

I.	INTRODUCTION

This Code of Ethics (“Code”) has been adopted by Dean Capital Management, LLC (“[DCM]”, [the “firm”], or [“Adviser”]) in compliance with the requirements of the U.S. Securities laws applicable to registered investment advisers and registered investment companies.

Pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended, each registered investment adviser is required to adopt and implement a written code of ethics that contains provisions regarding:

(1)	the adviser’s fiduciary duty to its clients;

(2)	compliance with all applicable Federal Securities Laws;

(3)	reporting and review of personal securities transactions and holdings of all access persons;

(4)	reporting of violations of the code; and

(5)	distribution of the code to all access persons and written acknowledgment of its receipt.

Similarly, each adviser to a registered investment company must adopt a code of ethics pursuant to Rule 17j -1 under the Investment Company Act of 1940, as amended (“Company Act”).

DCM has adopted this Code in conformity with these rules, and to assist its employees in meeting the high standards the firm follows in conducting its business. This Code applies to all “Access Persons,” which is defined as all full-time employees of the firm, who in the course of business, have access to trading records of compliance administration clients. Firm employees outside this description are not subject to this Code unless deemed to be by the Chief Compliance Officer (“Chief Compliance Officer” or “CCO”).

Although this Code contains a number of specific standards and policies, the following key principles are embodied throughout the Code:

A.	The interests of shareholders must always be paramount;

B.	Access Persons may not take inappropriate advantage of their relationship with our shareholders;

C.	Access Persons may not take inappropriate advantage of their relationship with our shareholders; and

D.	All personal securities transactions should avoid any actual, potential or apparent conflicts of interest.

DCM and its Access Persons have a legal and fiduciary duty to place the interests of clients first. In any decision relating to their personal investments, DCM and its Access Persons must scrupulously avoid serving personal interests or interests of the firm before those of any client.

Although all personal securities transactions by Access Persons must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that DCM Access Persons owe a fiduciary duty to clients, and should therefore avoid any activity that creates an actual, potential or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Access Persons of DCM must adhere to the specific provisions of this Code, as well as the general spirit of the Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse or violation of an individual’s fiduciary duties to clients. In addition to the issues specifically addressed in this Code, DCM and its Access Persons are expected, at all times, to comply with other requirements of the federal securities law applicable to the operations of DCM, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and applicable federal and state securities laws.

II.	DEFINITIONS

“Access Persons” include (1) officers of the Adviser; (2) any Supervised Persons of the Adviser who (a) have access to non-public information regarding any client’s purchase or sale of securities or non-public information regarding the portfolio holdings of any Reportable Fund; or (b) who are involved in making securities recommendations to clients or who have access to such recommendations that are non-public; and (3) any other person who the CCO determines to be an Access Person.

“Adviser CCO” means the individual at Dean Investment Associates, LLC, or any other such affiliate or adviser in which DCM supports in a subadvisory role, that holds the title as Chief Compliance Officer.

“Beneficial Ownership” means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. Beneficial Ownership includes, but is not limited to, ownership of Securities held by Immediate Family Members.

“Chief Compliance Officer” or “CCO” means the DCM Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

“Company Act” means the Investment Company Act of 1940, as amended.

“Control” means the power to exercise a controlling influence over the management or policies of a Fund, unless such power is solely the result of an official position with DCM. Any person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of any fund shall be presumed to control such Fund. Any such presumption may be rebutted by evidence, in accordance with Section 2(a)(9) of the Company Act.

“Direct or Indirect Influence or Control” Generally, an Access Person will be deemed to have Direct or Indirect Influence or Control over any account in which the Access Person or his or her Immediate Family Member): (1) directs the purchase and/or sale of investments; (2) suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or (3) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

“Fund’s Chief Compliance Officer” means the individual appointed by the Board of Trustees of the fund.

“Immediate Family Member” includes an Access Person’s: (1) spouse; (2) minor children (18 and under); (3) any person living in the Access Person’s home; and (4) any relative for whom the Access Person directly or indirectly contributes support.

“Independent Trustee” means any Trustee of the Trust who is not an “interested person” of the Trust within the meaning of section 2(a)(19) of the Company Act.

“Non-Reportable Security” includes: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short -term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. “Personal securities transaction(s)” means transactions in Securities for the account(s) in the names of the Access Persons of DCM, or for accounts in which Access Persons have Beneficial Ownership.

“Portfolio Managers or Co-Portfolio Manager(s)” means those DCM Access Persons entrusted with the direct responsibility and authority to make investment decisions affecting any Fund. Any provisions of this Code that apply directly to personal securities transactions by a Fund’s Portfolio Manager(s) equally apply to transactions in accounts in the names of other persons in which the Portfolio Manager has Beneficial Ownership.

“Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” by a Fund when a recommendation to purchase or sell has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. A Security shall not be deemed to be one which is “being considered for Purchase or Sale” by a Fund if such Security is reviewed as part of a general industrial survey or other broad monitoring of the securities market.

“Reportable Fund” means: (1) any registered investment company advised or sub-advised by DCM; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any DCM entity; or (3) any of the funds managed or sub-advised by DCM.

“Reportable Security” means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are Reportable Funds.

“Security” means any note; stock; exchange-traded fund (“ETF”); Fund (for Access Persons of DCM, Reportable Fund(s) managed by DCM with which the Access Person is affiliated); treasury stock; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit-sharing agreement; collateral-trust certificate; pre-organization certificate or subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas or other mineral rights; or, in general, any interest or instrument commonly known as “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing. The term “Security” shall not include the following securities: (i) shares of registered open-end investment companies, other than ETFs and funds (for Access Persons only, Reportable Fund(s) managed by the Adviser with which the Advisory Person is affiliated); (ii) direct obligations of the U.S. government; (iii) high quality short term debt instruments, including repurchase agreements; (iv) bankers’ acceptances; (v) bank certificates of deposit; (vi) commercial paper and (vii) such other money market instruments as may be designated by the Board of Trustees (collectively, the “Excluded Securities”).

III.	FIDUCIARY DUTY

The firm is a fiduciary of its clients and owes each client an affirmative duty of good faith and full and fair disclosure of all material facts. As discussed below, most violations of fiduciary duty are associated with a violation of the general antifraud provisions contained in Section 206 of the Advisers Act. For example, the firm must take care not to include false or misleading statements in form ADV disclosures, investor reports, or other disclosures to clients and investors.

DCM’s fiduciary duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The firm and all Access Persons must affirmatively exercise authority and responsibility for the benefit of clients, and may not participate in any activities that may conflict with the interests of clients except in accordance with this Code and the DCM Compliance Manual. Access Persons must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the firm’s clients. Accordingly, at all times, we must conduct our business with the following precepts in mind.

A.	Place the Interests of Clients First

Access Persons may not cause a client to take action, or not to take action, for the personal benefit of the Access Person or DCM, rather than the benefit of the client. For example, causing a client to purchase a Security owned by an Employee for the purpose of increasing the price of that Security would be a violation of this Code. Similarly, an Access Person investing for himself or herself in a Security of limited availability that was appropriate for a client without first considering that investment for such client may violate this Code.

B.	Moderate Gifts and Entertainment

The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the firm could call into question the exercise of our independent judgment. Accordingly, Access Person may accept such items only in accordance with the limitations in this Code. All gifts over $100 that are exchanged between an Access Person and client or potential client of DCM must be pre- approved by the CCO.

C.	Conduct All Personal Securities Transactions in Compliance with This Code of Ethics

This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the firm encourages employees and their families to develop personal investment programs, employees must not take any action that could result in even the appearance of impropriety.

D.	Keep Information Confidential

Information concerning client transactions or holdings shall be assumed to be material non-public information. Such information must be kept strictly confidential and Access Persons may not use knowledge of any such information to profit from the market effect of those transactions.

E.	Comply with the Federal Securities Law and All Other Laws and Regulations Applicable to the Firm’s Business

All Access Persons are required to: (1) be familiar with what is required of the firm as an investment adviser and otherwise; (2) understand the duties and obligations of firm employees, and (3) integrate compliance into the performance of all duties.

F.	Comply with the DCM insider trading policy as stated below:

Comply with all securities laws regarding insider trading.

Refrain from trading, either personally or on behalf of others, using any inside information or material non-public information including pending orders or research recommendations, corporate finance activities, mergers and acquisitions, advanced earnings information, client securities holdings and transactions, and other material non – public information that could affect the price of a security.

Refrain from disclosing non-public information and take appropriate steps to protect such information from others. Contact DCM’s CCO with any questions about potentially prohibited activities.

G.	Seek Advice When in Doubt About the Propriety of Any Action or Situation

Any questions concerning this Code of Ethics should be addressed to the CCO, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

IV.	PROHIBITED PURCHASES AND SALES OF SECURITIES

A.	General

The following restrictions and limitations on personal securities transactions shall apply to DCM’s Access Persons unless indicated otherwise. DCM's CCO will maintain a current list of all Access Persons and will include Supervised Persons when applicable.

B.	Notification of Reportable Fund Trading Activity

In addition to placing Purchase or Sale Orders for Reportable Funds, the Portfolio Managers, or their designees, shall notify the CCO of daily purchases and sales of Securities by the Reportable Fund (other than anticipated transactions in Excluded Securities). Alternatively, the CCO must consult with Reportable Fund’s Portfolio Manager(s) prior to authorizing a personal securities transaction.

C.	Restrictions

DCM maintains a list of Securities whereby personal trading may be limited or prohibited, depending on the nature of the requested transaction or security. (the "Restricted List"). Generally, Access Persons are prohibited from purchasing or selling any Security listed on the Restricted List. Access Persons must obtain pre-clearance before engaging in a personal Security transaction unless one of the following pre-clearance exemptions applies:

D.	Pre-Clearance Exemptions

The following are excluded from the pre-clearance requirements:

1)	Purchases or sales which are non-volitional on the part of any Access Person, such as transactions effected for any account over which the Access Person has no Direct or Indirect Influence or Control or where the Access Person has no Beneficial Ownership;

2)	Purchases which are part of an automatic dividend reinvestment plan;

3)	The acquisition of securities by gift or inheritance is exempt from all trading restrictions. (Note: the sales of securities acquired by gift or inheritance ARE subject to all trading restrictions of the Code);

4)	Transactions in mutual funds except in the case of trades in Funds advised by DCM;

5)	Purchases or Sales of Excluded Securities;

6)	Purchases or Sales of Securities by an employee of DCM who is not an Access Person, and in the ordinary course of business, does not otherwise make or obtain information regarding, purchases or sales of securities to be made by a Reportable Fund, or whose functions do not relate to making any recommendations with respect to the purchase or sale of Securities by a Reportable Fund1;

7)	Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock2 or mutual funds; and

8)	Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired; provided, however, that this section shall not exempt acquisitions of any Security in an IPO or in a private placement from the requirement that prior written authorization be obtained from the CCO.

The CCO may permit additional exemptions on a case-by-case basis when no abuse is involved and the circumstances of the proposed trade, as they are best able to determine, support an exemption, and shall note the reason for the exemption. However, the CCO has the right to reject personal transactions for any reason.

E.	Short Swing Profits

Access Persons are strongly discouraged from engaging in frequent or short-term trading. The CCO monitors personal trading of Access Persons; if there is evidence that an Access Person is engaging in frequent or short- term trading, the CCO will use discretion in resolving the situation with the Access Person.

F.	Prohibited Transactions

All Access Persons are prohibited from the following:

1)	Purchasing or selling securities that are actively held in client accounts unless DCM acts as the investment adviser and the Access Person’s account is managed and traded alongside client accounts;

2)	Executing a personal securities transaction without obtaining pre-clearance and;

3)	Trading a security that the Access Person knows, or has reason to know, that DCM may trade such security in the near-term in a way that would benefit the Access Person (e.g., “front-running”).

G.	Pre-Clearance Requirements for Certain Personal Transactions

Access Persons, including Immediate Family Members of all Access Persons, must obtain pre-clearance prior to engaging in any personal securities transaction in Reportable Securities and Reportable Funds except on purchases or sales as noted above in the Pre-Clearance Exemptions.

The types of transactions below must receive pre-clearance from the CCO by completing a Pre-Clearance Request

1 Note: this exception does not apply to the Immediate Family of Access Persons.

2 Access Persons who wish to participate in a stock purchase plan must pre-clear such participation with the CCO prior to submitting notice of participation in such stock purchase plan to the applicable company. (See Section IV.G.(6))

Form (or request that contains similar information) as shown in Schedule E.

1)	Participation in Initial Public Offerings (IPOs) - No Access Person shall acquire any beneficial ownership in any securities in an IPO for his or her account, as defined herein, without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, the participation will be subject to continuous monitoring for possible future conflicts.

2)	Pre-Clearance Requirement for Private or Limited Offerings - No Access Person shall acquire Beneficial Ownership of any securities in a limited offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, the ownership of the securities will be subject to continuous monitoring for possible future conflicts.

4) Transactions in equity securities must be pre-cleared, except when made in an account managed by DCM and the Access Person’s account (or his or her family member’s account) is managed and traded alongside client accounts.

3)	Transactions in mutual funds advised or sub-advised by DCM must be pre-cleared.

4)	No Access Person may participate in hedge funds, partnerships, investment clubs, or similar investment vehicles, unless such Access Person has obtained pre-clearance from the CCO.

5)	Access Persons who wish to participate in a tender offer or stock purchase plan must pre-clear such participation with the CCO prior to submitting notice to participate in such tender offer or notice of participation in such stock purchase plan to the applicable company.

Pre-clearance authorization is effective for three days after pre-clearance was granted. In the event that an order for the personal securities transactions was not placed within that time period, a new pre-clearance request must be submitted to the CCO. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the original order amends the order in any manner. Authorization for “good until canceled” orders are effective until the order conflicts with trade orders placed for a Reportable Fund. If a person is authorized to acquire a Security in an IPO or private placement offering, the CCO must maintain a record of the authorization. If an Access Person wishing to effect a personal securities transaction learns, while the order is pending that the same Security is being considered for Purchase or Sale by a Reportable Fund, such Access Person shall cancel his or her trade.

No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. Personal securities transactions of the CCO must be reviewed and pre-cleared by a Portfolio Manager.

V.	TRANSACTIONAL AND ACCCOUNT POSITION REPORTING REQUIREMENTS

A.	Initial and Annual Holdings Reports

Each Access Person must submit to the CCO a report the same or similar to the attached Schedule A and B: (1) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (2) annually at calendar year end as of a date not more than 45 days prior to the date the report was submitted. Holdings reports must contain the following information:

1)	The title and type of Security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

2)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities such as unaffiliated mutual funds, cash, certificates of deposit, treasury bonds must be included); and

3)	The date the Access Person submits the report.

B.	Quarterly Reporting Requirements

Within 30 days after the end of each calendar quarter, each Access Person must review and certify a Quarterly Code of Ethics report and submit such report to the CCO. This report confirms that the Access Person is providing reports for personal accounts as required under this Code of Ethics. An example of the form is attached as Schedule

C.	Transactions reports must contain the following information:

1)	The date and title of the transaction, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate, maturity date, number of shares, and principal amount of each Reportable Security;

2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3)	The price of the Security at which the transaction was effected;

4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

5)	The date the Access Person submits the report.

Each Access Person shall also identify any trading account established by the person during the previous quarter with a broker, dealer or bank.3

An Access Person need not make a separate report to the extent the information included in the report would duplicate information required to be recorded under Rule 204-2 of the Advisers Act. Additionally, Access Persons need not make such a report with respect to transactions effected for any account in which the Access Person may have Beneficial Ownership but does not have any Direct or Indirect Influence or Control. As discussed above, an Access Person will generally be deemed to have Direct or Indirect Influence or Control over any account in which he or she:

1)	Directs the purchases and/or sales of investments;

2)	Suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or

3)	Consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Please note that granting a third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. For such accounts, DCM will conduct additional due diligence to determine whether the Access Person may have any Direct or Indirect Influence or Control over the investment decisions of such accounts which may include:

1)	Evaluating the relationship between the Access Person and the person managing the account;

2)	Requesting completion of periodic certifications by the Access Person or third party managers regarding the Access Person’s influence over the account;

3)	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or

4)	Periodically request statements for accounts managed by third-parties where there is no identified Direct or Indirect Influence or Control over the investment decisions in an account.

In the event it is determined that the Access Person may have Direct or Indirect Influence or Control over investment decisions, the Access Person will be required to provide quarterly and annual certifications as required with any reportable account. If an Access Person is unsure as to whether an account is qualified for the exemption, he or she should consult with the CCO to determine the proper classification.

C.	Duplicate Statements

3 Access Persons need not submit the transaction detail if such person has previously provided copies of trade confirmations, custodial reports (i.e., account statements) or similar documentation to the CCO. Each Access Person must review and certify a Quarterly Code of Ethics report.

Each Access Person must disclose all applicable brokerage accounts to the CCO and instruct his or her brokers to provide timely duplicate account statements to the CCO or designee.

D.	Exceptions to Reporting Requirements

The reporting requirements apply to all transactions in Reportable Securities other than:

1)	Transactions with respect to securities held in accounts over which the Access Person had no Direct or Indirect Influence or Control;

2)	Transactions made in accounts that mirror DCM managed portfolios;

3)	Transactions effected pursuant to an Automatic Investment Plan or DRIP; and

4)	Transactions in non-Reportable Securities.

VI.	REVIEW ENFORCEMENT AND PENALTIES

The Adviser’s CCO shall (i) identify and provide each Access Person with a copy of this Code (including any amendments); (ii) inform each Access Person of his or her reporting obligations under this Code, including where applicable, answering any questions that such Access Persons may have with respect to this Code; and (iii) maintain a record of all current and former Access Persons and their personal securities transactions. Access Persons are required to review and be familiar with the provisions of this Code. Further, to evidence such review, each Access Person shall be required to acknowledge in writing receipt of this Code, and any amendments thereto, on a form similar to the form attached in Schedule D.

A.	Review

The CCO or designee shall periodically review the personal securities transactions supplied by Access Persons. The review may, but is not required to include the following:

1)	Comparing each report with completed and contemplated portfolio transactions of applicable Fund(s);

2)	Comparing the securities included in any report against the list of restricted Securities;

3)	Assessing whether the Access Person is trading for his or her own account in the same Securities as the applicable Fund(s) and, if so, whether the Reportable Funds are receiving terms as favorable as those received by such person;

4)	Reviewing trades to determine whether the trading may indicate any abuses, including, market timing against an issuer restrictions, trading on insider information, etc.;

5)	Investigating any substantial disparities between the quality of performance in the Access Person’s portfolio against that achieved by the Advisory Person for the Reportable Fund(s); and

6)	If applicable, investigating any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his or her own portfolio against the percentage that is profitable when the Access Person places trades for the applicable Fund(s).

B.	Employee Reporting

Each person subject to this Code who has knowledge of any violation of this Code by any other person shall promptly report such violation to the CCO, who shall investigate any such report to determine if a violation of this Code has in fact occurred. The CCO shall take sufficient steps to ensure that a reporting person is not penalized and that no retaliatory action is taken against such person in response to or as a result of a report by such person of a violation of this Code by a third person. Any retaliatory action taken against any person that reports a violation shall be deemed a violation of this Code that is sanctionable pursuant to the provisions of this Code.

C.	Reports to the Board of a Reportable Fund

If a CCO of a Reportable Fund (“Reportable Fund CCO”) determines that a violation may have occurred, the

Reportable Fund CCO must promptly report such violation to the CCO of the adviser with whom the Compliance Officer is affiliated. The Reportable Fund CCO and the Adviser CCO (or similar executive officer) of the adviser shall review the facts and determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under this Code. Before making any determination that a violation has been committed by an individual, the Reportable Fund CCO and the Adviser CCO (or similar officer) of the adviser shall give such person an opportunity to supply additional information regarding the transaction in question. Upon determining that a violation of the Code has occurred, the Reportable Fund CCO or Adviser CCO shall report such violation(s) to Fund’s Chief Compliance Officer, who shall promptly report such violation to the Board of the Trustees.

D.	Penalties

Upon being informed of a violation of this Code of Ethics, DCM may impose such sanctions as it deems appropriate, including but not limited to:

1)	A letter of censure or suspension;

2)	Termination of the employment of the violator; or

3)	A request for disgorgement of any profits received from a securities transaction effected in violation of this Code.

The Adviser shall impose sanctions in accordance with the principle that no Access Person may profit at the expense of the shareholders. Any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees.

No Access Person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If a securities transaction of the CCO is under consideration, a Founding Member of DCM shall determine whether the CCO committed a violation of this Code and the type of sanction, if any, should be imposed.

VII.	DUTIES AND POWERS OF THE BOARD OF TRUSTEES

No less than annually, DCM’s CCO shall submit to the Board of Trustees, a report that identifies violations of this Code and any significant remedial action taken during the prior quarter. Such reports shall be reviewed by the Board of Trustees in order to determine whether any violation of this Code or any section of the Company Act or the regulations promulgated thereunder has occurred. Annually, the CCO shall submit to the Board of Trustees a report that:

1)	Summarizes existing procedures concerning Personal Securities Transactions and any changes in the procedures made during the prior year;

2)	Identifies violations of this Code and any significant remedial action taken during the prior year;

3)	Identifies recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations; and

4)	Certifies that the Adviser has adopted procedures reasonably designed to prevent violations of this Code.

The Board of Trustees of the Trust may, in its discretion, take any actions and impose any penalty it deems appropriate upon any person that has violated this Code of Ethics or engaged in a course of conduct which, although in technical compliance with this Code, shows a pattern of abuse by that person of his or her fiduciary duties to the Trust.

The above actions of the Board of Trustees may be in addition to any action taken by the applicable Adviser against the person or persons involved.

From time to time, the Board of Trustees may recommend amending this Code or adopt such interpretations of this Code as they deem appropriate. The Board must base its approval of any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons subject to this Code from engaging in any conduct prohibited by this Code.

VIII.	RECORDS

A.	Record Maintenance

DCM shall maintain records in the manner and to the extent set forth below, which records may be maintained by electronic storage under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

1)	A copy of this Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2)	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3)	A copy of each report or duplicate account statements filed pursuant to this Code by any Access Person subject to the Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

4)	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place; and

6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by any Access Person of Initial Public Offerings or limited offerings, for at least five years after the end of the fiscal year in which the approval is granted.

B.	Confidentiality

All reports of Securities transactions and any other information required to be maintained pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by Securities and Exchange Commission.

Schedule A

Initial Holdings Report

Do you, or an immediate family member, have direct or indirect beneficial ownership in any investment accounts? For purposes of this report, an immediate family member shall include your: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative who resides in your household.

No Yes (If yes, please list each account in accordance with the directions below).

Please list every account over which you, or an immediate family member, has direct or indirect beneficial ownership in the chart below and attach a copy of your most recent account statement(s) for each account. In determining the appropriate account type for each account listed below, please refer to the following definitions:

REPORTABLE ACCOUNTS: A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs.

DISCRETIONARY ACCOUNTS: A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Statements are required for discretionary accounts when you or an immediate family member exercises direct or indirect control over the account. Generally, an Access Person, or his or her immediate family, will be deemed to have direct or indirect control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation. An additional form must be completed for discretionary accounts.

NON-REPORTABLE ACCOUNTS: Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect control.

Account Name	Account Number	Broker	Security Description	Amount or # Shares

PRIVATE OR LIMITED OFFERINGS: a Private or Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker	Account Type

By signing this certification, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has any beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Name: _______________________________

Signature: _______________________________	Date: ___________________________________

Schedule B

Annual Holdings Report

For Year Ending December 31, 201X

This form must be completed by each Access Person within 45 days following the end of each calendar year. This report is due by .

This report includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member4, as of the quarter end, please attach the account statement to this form. By signing this form you are certifying that you have arranged to have account statements sent to us or are providing documentation of your reportable quarterly transactions.

Account statements containing all required information may be used to comply with the firm's requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.

REPORTABLE HOLDINGS: The table below includes all of the reportable holdings you have hold as of the date of the annual holdings report and as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open- end funds, none of which are Reportable Funds.

* An attached copy of your account statement will suffice.

Account Name	Account Number	Broker	Security Description	Amount or # Shares

PRIVATE OR LIMITED OFFERINGS: The table below includes all of the private or limited offerings you have reported to date. A Private or Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506, such as an investment in a limited partnership or limited liability company.

4 For purposes of this report, an immediate family member shall include an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person.

Account Name	Account Number	Broker	Account Type

By signing this certification, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has a beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Name: _______________________________

Signature: _______________________________	Date: ___________________________________

Schedule C

Quarterly Code of Ethics Report For Quarter Ending:

This form must be completed by each Access Person within 30 days following the end of each fiscal quarter. This report is due by .

This report includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member5, as of the quarter end, please attach the account statement to this form. By signing this form you are certifying that you have arranged to have account statements sent to DCM, or are providing documentation of your reportable quarterly transactions.

Account statements containing all required information may be used to comply with the firm's requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.

REPORTABLE ACCOUNTS: The table below includes all of the reportable accounts you have reported to date. A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stock and ETFs. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker	Account Type

REPORTABLE TRADE ACTIVITY (Check one)

____ No reportable trades conducted this period.

____ Trades conducted this period are listed below or are attached.

5 For purposes of this report, an immediate family member shall include an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person.

Account Name	Trade Date	Buy/ Sell	Security Description	Price Per Share	Total Price	Broker

PRIVATE OR LIMITED OFFERINGS: The table below includes all of the private or limited offerings you have reported to date. A Private or Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker	Account Type

RECENTLY OPENED OR CLOSED ACCOUNTS: Please ensure you have listed all accounts over which you or an immediate family has a beneficial interest, regardless of whether such accounts are required to be reported pursuant to the firm’s Code of Ethics.

Did you open or close any accounts during the quarter?

No Yes (If yes, please list below.)

Account Name	Account Number	Broker	Account Type

POLITICAL CONTRIBUTIONS: Below are political contributions we have on file for you for the most recent quarter. If there are any other political contributions not on this list below, or if any information is incorrect, please provide the correct information below.

Recipient Name	Date	Amount	Purpose

By signing this certification, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has a beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Name: _______________________________

Signature: _______________________________	Date: ___________________________________

Schedule D Receipt of Code of Ethics

This form must be completed by each Access Person within 10 days of becoming an Access Person and upon receipt of any amendment to the Code of Ethics.

I hereby acknowledge receipt of the current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I

(1)	recently have read/re-read the Code (including any amendments thereto)
(2)	understand the Code
(3)	recognize that I am subject to its provisions.

I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of the Code of which I become aware.

I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name: _______________________________

Signature: _______________________________	Date: ___________________________________

Schedule E

Personal Security Transaction Pre-Clearance Request Form

Access Person Name: ___________________________________

Person on whose behalf trade is be executed): ___________________________________

(If different than access person.)

Executing Broker Name: ___________________________________

Brokerage Account Number: ___________________________________

Buy Sell

Type of Security: ___________________________________

Ticker Symbol or CUSIP: __________________________________

Number of shares, units, face amount: ___________________________________

Price per share, unit or trading lot: ___________________________________

Principal Amount of Trade: ___________________________________

Approximate Total Trade Amount (plus commissions or markup): ___________________________________

I hereby certify that all of the following information is true and complete and that to the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law

Signature: _______________________________	Date: ___________________________________

When signed and dated by the CCO or designee, this authorization is approved for this transaction only and is effective for three days following date of approval. A record of this transaction will be kept by the CCO in confidential files.

CCO/Designee Signature: ___________________________________

Date: ___________________________________	Time: ___________________________________